Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Banzai Operating Co LLC	Delaware
Demio Holding, Inc.	Delaware
Banzai Passage Inc.	Delaware
OpenReel, Inc.	Delaware
Banzai CS Acquisition, Inc.	Delaware
Vidello Limited	England & Wales